Exhibit 99.1

Contacts

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Zhone Technologies Announces Appointment of Mahvash Yazdi to its Board of Directors

Oakland, CA — July 7, 2010 — Zhone Technologies, Inc. (NASDAQ: ZHNE), a global leader in network access solutions for fiber, copper and wireless broadband infrastructures, today announced the appointment of Mahvash Yazdi to its Board of Directors effective immediately. Ms. Yazdi is filling the vacancy created by the resignation of James H. Greene, Jr. from the Board. Ms. Yazdi will serve as a Class II director, with her initial term expiring at the 2012 annual meeting of stockholders.

Ms. Yazdi has over 30 years of experience in public and private companies in strategy, business development, and information systems.

“Mahvash has extensive experience in the delivery of business-enabling technologies and a strong customer focus,” stated Mory Ejabat, Zhone’s Chairman and Chief Executive Officer. “She will be an important resource that will help us manage our continued growth.”

Ms. Yazdi has served as Senior Vice President of Business Integration and Chief Information Officer of Southern California Edison Company since 1998. Prior to Southern California Edison, Ms. Yazdi served as Vice President and Chief Information Officer of Hughes Aircraft Company from 1980 through 1997. Ms. Yazdi holds an M.B.A. from the University of Southern California and a B.A. from California State Polytechnic University - Pomona.

“I’m looking forward to the opportunity to work with Mory and the excellent board and management team he’s put together over the years,” stated Ms. Yazdi. “As a new board member, I hope to bring fresh ideas that will help Zhone expand its role as a premier access communications equipment vendor.”

About Zhone Technologies

Zhone Technologies, Inc. (NASDAQ: ZHNE) is a global leader in all IP multi-service access solutions, serving more than 750 of the world’s most innovative network operators. The IP Zhone is the only solution that enables service providers to build the network of the future…today, supporting end-to-end Voice, Data, Entertainment Social Media, Business, Mobile Backhaul and Mobility service. Zhone is committed to building the fastest and highest quality All IP Multi-Service solution for our customers. Zhone is headquartered in California and its products are manufactured in the USA in a facility that is emission, waste-water and CFC free.

Zhone, the Zhone logo, and all Zhone product names are trademarks of Zhone Technologies, Inc. Other brand and product names are trademarks of their respective holders.